AGREEMENT

This Agreement (this "Agreement") is made and entered into this 7th day of June, 2017 between Camber Energy, Inc., a Nevada Corporation having its principal office located at 450 Gears Rd. Suite 860, Houston, TX 77067 ("Camber" or the "Company"), and a Vantage Fund, LLC, a Texas limited liability company having its principal office located at 1610 Woodstead Court, Suite 330, The Woodlands, TX 77380 ("Vantage").

WHEREAS the Company has various obligations it needs to fund;

WHEREAS the Company has certain projects and opportunities that it can assign;

WHEREAS Vantage is willing to fund the Company on its obligations in exchange for the consideration described herein including the opportunities described herein;

NOW THEREFORE, for and in consideration of the premises and the agreements herein contained, the sufficiency of which is hereby acknowledged, the parties do hereby agree as follows:

1. Maximum Commitment. Vantage may fund up to $6,000,000 subject to the terms described herein. The amount of this maximum commitment may be reduced at any time in the sole discretion of Vantage.

2. Tranches. The funding provided by Vantage shall be in tranches related to assignment by Camber of potential assets or existing assets, and the overall viability of Camber in Vantage's sole discretion.

3. Initial Tranche. The Initial Tranche shall be for a total of $400,000 and shall be funded upon Camber's assignment of all of its rights in its wholly-owned subsidiary, Camber Permian II, LLC to Vantage and/or assigns.

4. Second Tranche. At Vantage's option, Vantage can fund a Second Tranche for Camber in an amount up to $300,000 in a convertible note which shall be secured by a second lien on Camber's Jackrabbit project as described on Exhibit "A". The terms of such a convertible note shall be mutually agreed upon prior to funding, but shall be for a term of no more than two (2) years, and the annual interest rate shall be no less than six percent (6%). At any point during the term of the convertible note, Vantage shall have the right, at its sole discretion, to convert the note into shares of common stock of Camber at a conversion rate equivalent to the closing price of Camber's stock on the date before funding. Additionally, Vantage and/or assigns will receive the right to purchase the Jackrabbit project at market price (market price is defined as Camber's cost to acquire the project plus any direct costs attributable to its acquisition and ownership since acquisition), as well as a right of first refusal to purchase the Jackrabbit project.

5. Additional Funding. Vantage is interested in providing additional funding to Camber up to the maximum amount noted above, provided Camber can secure such funding with additional collateral. Said additional funding is solely within Vantage's discretion.

6. Warrants. Camber will issue Vantage an equivalent amount of warrants (in the amount of the funding) at a conversion price based on the closing price of the Camber stock the date before funding, plus twenty percent (20%). For example, if Vantage funds $200,000 to Camber and on the date before the funding occurs, Camber's stock closed at $0.20 per share, Vantage would receive warrants to exercise 800,000 shares of Camber's common stock at $0.25 per share. All warrants received by Vantage shall expire on the third anniversary of the date of each tranche of funding.

7. Indemnification. The Company agrees to indemnify and hold harmless Vantage and its affiliates and their respective members, partners, officers, directors, employees, controlling persons, representatives and agents (each an "Indemnified Party") to the full extent lawful from and against, and agrees that Vantage shall have no liability to the Company or its respective affiliates, successors, assigns, creditors or security holders for, any losses, claims, expenses, damages or liabilities (or actions or proceedings in respect thereof), including without limitation counsel fees and expenses, (i) related to or arising out of (x) information provided or approved by or on behalf of the Company or (y) action taken or not taken by the Company, or by Vantage at the Company's request or with the Company's consent, or (ii) otherwise related to or arising out of or under this Agreement, or any transaction or conduct in connection therewith, except that this clause (ii) shall not apply to the extent that any such loss, claim, expense, damage or liability is finally judicially determined to have resulted solely from Vantage's gross negligence or willful misconduct in performing the services that are the subject of this Agreement. Without the prior written consent of Vantage, the Company shall not settle any claim, litigation or other proceeding against any Indemnified Party relating to this Agreement unless such settlement requires on the part of the Indemnified Party nothing more than a cash payment that the Company actually makes, and unless such settlement includes an express release of such Indemnified Party from all claims against such Indemnified Party by all parties to such settlement, such release to be set forth in an instrument or instruments signed by or otherwise binding upon all parties to such settlement.

8. Choice of Law, Disputes, Jurisdiction, Fees. THIS AGREEMENT SHALL BE GOVERNED AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS. Each of the Company and Vantage agree that any and all claims, controversies or other disputes arising under this Agreement or in connection with this Agreement (collectively, "Disputes") shall be heard or otherwise adjudicated exclusively by arbitration conducted in San Antonio, Texas by the American Arbitration Association (the "AAA"), before a single arbitrator, in accordance with the AAA's Commercial Arbitration Rules. THE PARTIES EXPRESSLY WAIVE ANY COURT (SUBJECT TO THE BALANCE OF THIS SECTION) OR OTHER ARBITRATION REMEDIES WITH RESPECT TO ANY DISPUTES.

9. Termination, Survival. This agreement may be terminated by the Company or Vantage at any time with or without cause, effective upon receipt of written notice to that effect by the other party, but in such circumstance the Company shall remain liable for any unpaid

amounts accrued or payable at the time of termination. The provisions in sections 7, 8, 9, and 10 herein shall survive any termination.

10. Entire Agreement, Assignment; Severability; Headings. This Agreement contains the entire agreement of the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings, oral or written. This Agreement shall be binding upon and inure to the benefit of any successors, permitted assigns, heirs and personal representatives of the parties. This Agreement may not be amended or modified (or a provision hereof waived), except in a writing expressly referencing this Agreement, executed by the parties hereto (or, in the case of a waiver, by the party charged with the waiver). Neither party hereto may assign this Agreement. In case any provision of this Agreement shall be determined to be invalid, illegal or unenforceable for any reason, the remaining provisions of this Agreement shall be unaffected and unimpaired thereby, and shall remain in full force and effect, to the fullest extent permitted by law. Section headings in this Agreement are for convenience of reference only, and shall not affect the meaning or interpretation of this Agreement. This Agreement may be executed in two or more counterparts (including by facsimile or emailed files), all of which, taken together, shall constitute one and the same instrument.

[Signature page to follow]

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first written above.

CAMBER ENERGY, INC.

By: [signature]
Name: RICHARD N. AZAR, II.
Title: INTERIM CEO

Telephone: (210) 829-7151
Email: richarda@sezarenergy.com

VANTAGE FUND, LLC

By: [signature]
Name: Stephen Bargo
Title: Chairman of Excellence Cap Group.

Telephone: 281-519-7034
Email sBargo@excellencecap.com

EXHIBIT A

JACKRABBIT PROJECT

Description: